IRU AGREEMENT

         THIS INDEFEASIBLE RIGHT OF USE AGREEMENT ("IRU Agreement") is made and entered into as of October 31, 1997 by and between QWEST COMMUNICATIONS CORPORATION, a Delaware corporation ("QWEST"), and BUSINESS TELECOM, INC. a North Carolina corporation ("BTI").

                                    RECITALS

         A. QWEST is planning to construct a fiber optic communication system as set forth on Exhibit A-1 hereto (the "QWEST System").

         B. BTI desires to be granted the right to use certain optical fibers in the QWEST System between each of the city pairs identified in Section 1.02 below as the "Segments."

         C. QWEST desires to grant BTI an indefeasible right to use certain fibers and associated property in the QWEST System, all upon the terms and conditions set forth below.

         D. Each defined term shall have the meaning set forth in this IRU Agreement where such term is first used, or, if no meaning is so set forth, the meaning ascribed to such term in the Glossary of Terms which is attached hereto and incorporated herein by this reference.

         Accordingly, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1.
                                  GRANT OF IRU

         1.01 Effective as of the effective date described in Section 6.01 below, for each particular Segment (as defined in Section 1.02 below) delivered by QWEST to BTI hereunder and with respect to which an Acceptance Date (as defined in Section 4.02 below) has occurred, QWEST hereby grants to BTI, and BTI hereby purchases from QWEST:

                  (a) an Indefeasible Right of Use in, for the purposes described herein, [ ] to [ ] "Dark Fibers", to be specifically identified, in the QWEST System between the city pairs and in the amounts identified on Exhibit A-2, and

                  (b) an associated and nonexclusive Indefeasible Right of Use, for the purposes described herein, in the tangible and intangible property needed for the use of such Dark Fibers as Dark Fibers, including, but not limited to, the associated conduit and QWEST's rights in all Underlying Rights and,

                  (c) to the extent provided in Article 7 herein, associated Regeneration Facilities, but in any event excluding any electronic or optronic equipment (all of the above collectively, the "Associated Property"), for the Term respecting such Segment, and all on the




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terms and subject to the covenants and conditions set forth herein
(collectively, the "IRUs"). The Dark Fibers subject to the IRUs are referred to collectively as the "BTI Fibers."

         1.02 The Segments included in this IRU Agreement, the number of BTI Fibers in each Segment and the Estimated Delivery Date for each Segment is set forth on Exhibit A-2 attached hereto.

         1.03 QWEST agrees that If our (4)] of the BTI Fibers on all Segments will be assigned so that [ ] fibers are allocated to one buffer tube in the QWEST cable and the other [ ] are allocated to a separate buffer tube. In the Segments where QWEST is providing BTI with [ ] fibers, the split between the buffer tubes will be [ ] fibers in one tube and [ ] fibers in a separate tube; in Segments where QWEST is granting [ ] fibers, the split will be [ ] fibers in one tube and [ ] fibers in a separate tube.

         1.04 BTI shall have an option to elect to purchase additional IRUs in [ ] Dark Fibers, to be specifically identified, in additional segments on the QWEST System (the "Additional Fibers") on the same price and terms as this IRU Agreement, provided that BTI notifies QWEST of its election to exercise this option prior to the date on which QWEST orders the fiber for the particular Additional Segment in which BTI desires to be granted an IRU. QWEST will provide BTI with a schedule of fiber order dates within 60 days after execution of this IRU Agreement and any updates thereto on a timely basis as made by QWEST. This option will include segments between [ ] in the event QWEST elects to construct such segments (the "Unannounced Segments"). QWEST will provide notification to BTI within 60 days in the event it elects to construct any of the Unannounced Segments.

                                   ARTICLE 2.
                             CONSIDERATION FOR GRANT

         2.01 In consideration of the grant of the IRUs hereunder by QWEST to BTI, BTI agrees to pay to QWEST an IRU fee (the "IRU Fee") of $[ ] per [route mile] for [four (4)] fibers; $[ ] per [ ] for [ ] fibers; and $[ ] per [ ] for [ ] fibers for the mileage for the Segments set forth on Exhibit A-2, payable in accordance with the payment schedule set forth below:

                  (a)      (1)      [  ]% on [                 ]
                           (2)      [  ]% upon [                               ]
                           (3)      [  ]% upon [                      ]
                           (4)      [  ]% upon [                               ]
                           (5)      [  ]% upon [                               ]
                           (6)      [  ]% upon [                 ]

                  (b) For purposes of determining the occurrence of the construction milestones triggering payment obligations hereunder, the following shall apply:


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

                           (1) Commencement of construction of a Segment shall
mean the establishment of a field office followed promptly by mobilization of either in-house crews or the subcontract of a construction manager.

                           (2) Completion of conduit installation shall mean the
completion of installation of the conduit system for the Segment, with handholes and manholes, ready for cable pulling.

                           (3) Completion of fiber cable placement shall mean
the fiber cable is either pulled into the conduit or completely installed in Aerial Installation, but without splicing. In the event of aerial construction, the IRU Fee installment otherwise due upon completion of conduit installation shall be due and payable at the same time as the installment due upon completion of fiber cable placement.

                           (4) Completion of fiber splicing and Civil
Construction shall mean all fibers are spliced and ready for testing and civil facilities are ready for the customer to occupy and install their equipment.

         2.02 In addition to the amounts payable under Section 2.01, BTI shall be responsible to pay directly or reimburse QWEST for the pass-through expenses required to be paid pursuant to Article 15.

         2.03 All payments to QWEST set forth in this Article 2 shall be made by wire transfer of immediately available funds to the account or accounts designated by QWEST. With the exception of the initial deposit due and payable on [ ], QWEST will fax or send by overnight delivery each invoice for payments of the IRU Fee. BTI will pay such invoiced amounts for receipt by QWEST within sixty (60) days after receipt of such invoice by BTI.

         2.04 If BTI fails to make any payment under this IRU Agreement when due, such amount shall accrue interest from the date such payment is due until paid, including accrued interest compounded monthly, at an annual rate equal to [ ]%of the prime rate of interest published by The Wall Street Journal on the date any such payment is due or, if lower, the highest percentage allowed by Colorado law, but in no event shall the interest payable under this paragraph exceed [ ]%.

                                   ARTICLE 3.
                        CONSTRUCTION OF THE QWEST SYSTEM

         3.01 QWEST shall, at QWEST's sole cost and expense, be responsible for and shall effect the design, engineering, installation, and construction of those portions of the QWEST System not already constructed as of the date hereof in accordance with the construction specifications set forth in Exhibit B, industry standards and practices, and applicable Underlying Rights Requirements (as defined in Section 11.01). All fibers included in the BTI Fibers shall be Lucent Technologies True Wave and shall meet or exceed the fiber specifications set forth in Exhibit D. QWEST may use alternative types of fiber equivalent to

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

the aforementioned fiber; provided that (a) prior to any such use, QWEST meets with BTI (and BTI hereby agrees to so meet) to, cooperatively and in good faith, jointly evaluate the use of any such fiber and (b) thereafter, BTI approves the use of such fiber, which approval shall not be unreasonably withheld or delayed.

         3.02 Subject to extension for delays described in Article 20, QWEST shall use reasonable commercial efforts to complete at QWEST's sole cost and expense, all construction, installation, and satisfactory Fiber Acceptance Testing (as defined in Section 4.01) of each of the Segments, including the provision of such Regeneration Facilities on such Segment as are required to be provided pursuant to Section 7.02, by the applicable Estimated Delivery Date respecting such Segment.

         3.03 BTI shall have the right, upon written request, to inspect the construction, installation, splicing and testing of the BTI Fibers during the course and at the time of the relevant design, construction and installation period as may be reasonably permitted by QWEST for the purpose of verifying conformity with the Construction Specifications set forth on Exhibit B. Upon BTI's written request, QWEST shall make available for inspection by BTI, at QWEST's offices, copies of all information, documents, IRU Agreements, reports, permits, drawings and specifications generated, obtained or acquired by QWEST in performing its duties pursuant to this Article 3 that in QWEST's determination are material to the grant of the IRUs to BTI, including, without limitation, the Underlying Rights to the extent that the terms of each such document or the legal restrictions applicable to such information or document permits disclosure and further as may be redacted to protect disclosure of confidential business and proprietary terms.

                                   ARTICLE 4.
                      ACCEPTANCE AND TESTING OF BTI FIBERS

         4.01 QWEST shall test all BTI Fibers in accordance with the procedures specified in Exhibit C ("Fiber Acceptance Testing") to verify that the BTI Fibers are installed and operational in accordance with the specifications described in Exhibit C. Fiber Acceptance Testing shall progress span by span along each Segment as cable splicing progresses, so that test results may be reviewed in a timely manner. QWEST shall provide BTI reasonable advance notice, but in no event less than five (5) days, of the date and time of each Fiber Acceptance Testing such that BTI shall have the opportunity to have a person or persons present to observe QWEST's Fiber Acceptance Testing. When QWEST has determined that the results of the Fiber Acceptance Testing with respect to a particular span show that the BTI Fibers so tested are installed and operating in conformity with the applicable specifications set forth in Exhibit C, QWEST shall promptly provide BTI with a copy of such test results.

         4.02 When QWEST gives written notice to BTI that the test results of the Fiber Acceptance Testing are within the parameters of the specifications in Exhibits C ("Fiber Acceptance Testing") and D ("Fiber Specifications") with respect to an entire Segment, BTI shall provide QWEST with a written notice accepting (or rejecting by specifying the defect or failure in the Fiber Acceptance Testing that is the basis for such rejection) the BTI Fibers. If



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

BTI fails to notify QWEST of its acceptance or rejection of the final test results with respect to the BTI Fibers comprising a Segment within ten (10) days after BTI's receipt of notice of such test results, BTI shall be deemed to have accepted such Segment. The date of such notice of acceptance (or deemed acceptance) of all BTI Fibers for each Segment shall be the "Acceptance Date" for such Segment. In the event of any good faith rejection by BTI, QWEST shall take such action reasonably necessary and as expeditiously as practicable to correct or cure such defect or failure.

                                   ARTICLE 5.
                                  DOCUMENTATION

         5.01 Not later than ninety (90) days after the Acceptance Date for each Segment, QWEST shall provide BTI with the following documentation:

                  (a) As-built drawings for such Segment in accordance with the requirements described in Exhibit B ("As-Builts").

                  (b) Technical specifications of the optical fiber cable, associated splices and other associated equipment placed in that Segment.

                                   ARTICLE 6.
                                      TERM

         6.01 The grant of the IRUs hereunder with respect to each Segment shall become effective on the first day when both (a) the Acceptance Date with respect to that Segment has occurred and (b) QWEST has received payment in full of the IRU Fee with respect to such Segment in accordance with Article 2. Subject to the provisions of Article 10, such grant shall terminate at the end of the economically useful life of the BTI Fibers. The period of each such grant respecting each such Segment and IRU is herein defined as the "Term."

         6.02 In the event that BTI at any time determines that the BTI Fibers comprising any Segment have reached the end of their economically useful life or otherwise desires to not retain the IRU in such Segment, BTI shall have the right to abandon the IRU with respect to such Segment by written notice to QWEST. If, at any time after the last year of the Minimum Period (as defined in Section 10.02 below), with respect to any Segment, BTI fails to use any of the BTI Fibers comprising such Segment for any period of thirty (30) consecutive days (except to the extent that such non-use is as a result of any of the events described in Article 20 or as a result of QWEST System maintenance, restoration, relocation, or reconfiguration or as a result of the failure of QWEST to observe and perform the terms of this IRU Agreement), QWEST shall provide notice to BTI requesting a statement of intent to use. In the event BTI fails to respond within ten (10) days indicating its intent to resume use of the BTI Fibers within 30 days, BTI shall be deemed to have determined that the BTI Fibers comprising such Segment have reached the end of their economic life and, accordingly, has abandoned the BTI Fibers comprising such Segment. Upon any such notice of abandonment or acknowledgment of abandonment, the Term shall expire with respect to such Segment and all rights to the Segment and the use of such Segment shall revert to QWEST without reimbursement of any fees or




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

other payments previously made with respect thereto, and from and after such time BTI shall have no further rights or obligations hereunder with respect to such Segment (subject to the provisions of Article 19).

         6.03 It is understood and agreed that Qwest must and does maintain legal title to the entire Qwest System subject to the IRU hereunder. Notwithstanding the foregoing, it is understood and agreed as between the parties that the grant of the IRUs hereunder shall be treated for accounting and federal and all applicable state and local tax purposes as the sale and purchase of the BTI Fibers and the Associated Property subject thereto, and that on or after the Acceptance Date with respect to each Segment, BTI shall be treated as the owner of the BTI Fibers and the Associated Property comprising such Segment for such purposes. The parties agree to file their respective income tax returns, property tax returns, and other returns and reports for their respective Impositions on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith.

         6.04 This IRU Agreement shall terminate on the date when all the Terms of all Segments delivered hereunder shall have expired; provided that, those provisions of this IRU Agreement which expressly state that they survive such termination, shall survive.

                                   ARTICLE 7.
                     NETWORK ACCESS; REGENERATION FACILITIES

         7.01 (a) QWEST shall provide BTI with access to, and BTI shall have the right to connect, at BTI's sole cost and expense, its telecommunications system with, the BTI Fibers at various network access points on the QWEST System right of way in each of the endpoint cities and intermediate point cities along the route of each Segment and at such additional access point locations along the QWEST System right of way as may be requested by BTI and agreed to by QWEST (each such access point being referred to as a "Connecting Point"). The specific locations of each such Connecting Point shall be as mutually reasonably agreed upon by the parties, subject to the Underlying Rights Requirements and QWEST obtaining other required permits, authorizations and approvals. Any such connection will be performed by QWEST, at BTI's sole cost and expense, in accordance with QWEST's applicable specifications and operating procedures. QWEST will provide additional handholes, where feasible, in strategic positions as agreed to by BTI and QWEST at a cost of $[ ] per handhole.

                  (b) BTI shall pay QWEST's Costs for each such connection within thirty (30) days of the date of BTI's receipt of QWEST's invoice therefor. In order to schedule a connection of this type, BTI shall request and coordinate such work not less than ninety (90) days in advance of the date the connection is requested to be completed. Such work will be restricted to a Planned System Work Period, unless otherwise agreed to in writing for specific projects. Subject to all applicable Underlying Rights Requirements, BTI shall also be provided reasonable access by QWEST to any Connecting Point at all times. BTI shall have no limitations on the types of electronics or technologies employed to utilize the BTI Fibers, subject to mutually agreeable safety procedures and so long as, in QWEST's sole





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

determination, such electronics or technologies do not interfere with the use of or present a risk of damage to any portion of the QWEST System including Regeneration Facilities.

                  (c) QWEST may route the BTI Fibers through QWEST's separate terminal, endlink, POP or Regeneration Facilities at its sole discretion and QWEST is responsible for all costs and expenses associated therewith.

         7.02 Exhibit E sets forth the sites along the QWEST System right of way at which regeneration facilities currently are located or are to be installed in accordance with the Specifications set forth on Exhibit F which BTI desires to share with QWEST (collectively, the "Regeneration Facilities"). Subject to (a) the availability of adequate and sufficient Underlying Rights, space, power, and right of way access, and (b) the receipt of all requisite permits, approvals and authorizations, QWEST shall make [ ] square feet in the Regeneration Facilities and [ ] square feet in POP facilities available to BTI. All shared Regeneration Facilities shall be subject to the provisions of this IRU Agreement, and in particular Section 8.04 with respect to sharing of operating Costs thereof BTI shall pay QWEST the sum of $[ ] per Regeneration Facility and $[ ] per POP facility. In the event BTI elects not to share space in the Regeneration and/or POP Facilities on the basis provided above, and requests a lesser amount of space, QWEST agrees to negotiate with BTI for rack space in such sites at mutually agreeable prices. Should BTI elect to provide its own regeneration facilities, QWEST agrees to assist BTI in obtaining a right of way location within the area included in QWEST's Underlying Rights if requested by BTI, and to the extent feasible at no additional charge by QWEST.

                                   ARTICLE 8.
                                   OPERATIONS

         8.01 Subject to the provisions of the IRU Agreement, in particular Articles 10 and 11, each party shall have fill and complete control and responsibility for determining any network and service configuration or designs, routing configurations, regrooming, rearrangement or consolidation of channels or circuits and all related functions with regard to the use of that party's Dark Fiber.

         8.02 BTI acknowledges and agrees that QWEST is not obligated to supply to BTI any optronics or electronics or optical or electrical equipment, all of which are the sole responsibility of BTI; nor is QWEST responsible for performing any work other than as specified in this IRU Agreement or for providing other facilities, including without limitation, generators, batteries, air conditioners, fire protection and monitoring and testing equipment, unless specified herein.

         8.03 Upon not less than one hundred twenty (120) days' written notice from QWEST to BTI, QWEST may, subject to BTI's prior written approval (which approval shall not be unreasonably delayed or withheld) substitute for the BTI Fibers on the QWEST System, or any Segment or Segments comprising a portion of said QWEST System, an equal number of alternative fibers along the same or an alternative route; provided that in any such event, such substitution (a) shall be without unreasonable interruption of service and use by BTI, (b) shall



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

be effected at the sole cost of QWEST, including, without limitation, all disconnect and reconnect costs, fees and expenses, (c) shall be constructed and tested in accordance with the specifications and drawings set forth in Exhibits B and C, and incorporate fiber meeting the specifications set forth in Exhibit D, and (d) shall not adversely affect the use, operation or performance of BTI's network or business, or change any Connecting Points or endpoints of any Segment.

         8.04 BTI shall reimburse QWEST for BTI's proportionate share of all operating costs incurred by QWEST in connection with the Regeneration Facilities (or alternatively requested POP or terminal facilities) provided pursuant to
Section 7.02, including its proportionate share of any monthly lease costs for any such facilities and/or underlying property that QWEST leases (including, to the extent included in such lease costs, base rent, maintenance, insurance, security and taxes), maintenance of such facilities, and all power and utility fees and charges. BTI's proportionate share of such operating costs, including a proportionate share of common area costs, shall be the ratio that the floor space provided to BTI in any such facility (including a proportionate share of the common area) bears to (a) in the case of lease costs, the total space in such facility, and (b) in the case of all other costs (including common area costs), the total utilized space in such facility. QWEST shall submit invoices to BTI on a quarterly basis for BTI's pro rata share of such operating costs during the preceding three months.

                                   ARTICLE 9.
                   MAINTENANCE AND REPAIR OF THE QWEST SYSTEM

         9.01 From and after the Acceptance Date with respect to each Segment, the maintenance of the QWEST System comprising such Segment shall be provided in accordance with the maintenance fees, requirements and procedures set forth in Exhibit G hereto.

                                   ARTICLE 10.
                     PERMITS: UNDERLYING RIGHTS; RELOCATIONS

         10.01 QWEST shall obtain on or before the Acceptance Date with respect to each Segment to be delivered hereunder, any and all rights-of way, easements, licenses and other IRU Agreements relating to the grant of rights and interests in and/or access to the real property underlying the QWEST System (collectively, the "Underlying Rights") and such other rights, licenses, permits, authorizations, and approvals (including without limitation, any necessary local, state, federal or tribal authorizations and environmental permits) that are necessary in order to permit QWEST to grant the IRUs, and otherwise to perform its obligations hereunder, in accordance with the terms and conditions hereof.

         10.02 QWEST shall either require that the initial stated term of each such Underlying Right be for a period that does not expire, in accordance with its ordinary terms, prior to the last day of the Minimum Period (as hereinafter defined with respect to each Segment) or, if the initial stated term of any such Underlying Right expires, in accordance with its ordinary terms, on a date earlier than the last day of the Minimum Period, QWEST shall, at its cost, exercise any renewal rights thereunder, or otherwise acquire such extensions, additions and/or replacements as may be necessary, in order to cause the stated term thereof to be continued




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

until a date that is not earlier than the last day of the Minimum Period. The "Minimum Period" shall be, with respect to each Segment, the period from the date on which construction of such Segment commences until the twenty-fifth anniversary of such date. In the event, at the end of the Minimum Period, QWEST elects not to renew an Underlying Right, BTI shall have a right of first refusal with respect to any renewal, extension or replacement of such Underlying Right agreement.

         10.03 Upon the expiration or termination of any Underlying Right that is necessary in order to grant, continue or maintain an IRU granted hereunder in accordance with the terms and conditions hereof, and so long as QWEST shall have fully observed and performed its obligations under this Article 10 with respect thereto, the Term of the IRUs hereunder with respect to any Segment or Segments affected thereby shall automatically expire upon such expiration or termination of the Underlying Right.

         10.04 If, after the Acceptance Date with respect to a Segment, QWEST reasonably determines in good faith, or is required by a third party with legal authority to so require (including, without limitation, the grantor of an Underlying Right), or if BTI agrees to relocate any portion of such Segment, including any of the facilities used or required in providing the IRUs in such Segment hereunder, QWEST shall proceed with such relocation, and shall have the right, in good faith, to reasonably determine the extent of, the timing of, and methods to be used for such relocation; provided that (a) any such relocation shall be constructed and tested in accordance with the specifications and drawings set forth in Exhibits B and C, and incorporate fiber meeting the specifications set forth in Exhibit D and (b) if the relocation is at QWEST's determination, it shall not adversely affect the operations, performance, connection points with BTI's network or endpoints of any Segment included in the QWEST System.

         10.05 BTI shall reimburse QWEST for its proportionate share of the Costs of such relocation of the portion of the Segment so relocated as follows:

                  (a) if the affected portion of the Segment includes any conduit other than the conduit housing the BTI Fibers for which QWEST is responsible for relocation Costs, the total Costs of relocation of the conduits (i.e., relocation of the conduits only without regard to whether the conduits contain fibers) shall be allocated based on the overall number of conduits relocated; and

                  (b) such Costs allocated to the conduit carrying the BTI Fibers plus the Costs specifically associated with the relocation of the fiber (i.e., relocation of the fiber only without regard to relocation of conduit) shall be further allocated to BTI based on BTI's proportionate share of (1) all Costs of fiber acquisitions, splicing and testing, prorated based on the total fiber count in the affected Cable, as so relocated, and (2) all other Costs associated with the relocation of the conduit housing the affected Cable, prorated based on the total number of owners (including QWEST) and holders of IRUs or equivalent interests (including long-term lessees) (each, an "Interest Holder") in the affected Cable, as so relocated.

         QWEST shall deliver to BTI updated As-Builts with respect to the relocated Segment not later than ninety (90) days following the completion of such relocation.




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

                                   ARTICLE 11.
                               USE OF QWEST SYSTEM

         11.01 The requirements, restrictions, and/or limitations upon BTI's right to use the BTI Fibers and Associated Property as provided and permitted under this IRU Agreement imposed under, and associated safety, operational and other rules and regulations imposed in connection with, the Underlying Rights are referred to collectively as the "Underlying Rights Requirements."

         11.02 BTI represents, warrants and covenants that it will use the BTI Fibers and Associated Property in compliance with and subject to the Underlying Rights Requirements and all applicable government codes, ordinances, laws, rules and regulations.

         11.03 The IRUs granted hereunder shall include the right at BTI's cost to install additional equipment, or replace existing equipment, in the facility space provided to BTI pursuant to Article 7, subject to the provisions of
Article 7 and the Underlying Rights Requirements.

         11.04 QWEST agrees and acknowledges that it has no right to use the BTI Fibers during the Term hereof, and that, from and after the effective date of the grant of each IRU hereunder, QWEST shall keep the BTI Fibers and BTI's IRU in the Associated Property granted hereunder (other than any Associated Property as to which QWEST shall have provided to BTI a nondisturbance IRU Agreement substantially to the effect as described in the next sentence) free from (a) any liens of any third party attributable to QWEST, and (b) any rights or claims of any third party attributable to QWEST, as and to the extent required pursuant to
Article 10 hereof. As provided in the previous sentence, QWEST shall obtain from any entity in favor of which QWEST in its discretion shall have granted after the date hereof a security interest or lien on all or part of such Segment a written nondisturbance IRU Agreement substantially to the effect that such lienholder acknowledges BTI's rights and interests in and to the BTI Fibers, the Associated Property and the IRUs hereunder and agrees that the same shall not be diminished, disturbed, impaired or interfered with in any adverse respect by such lienholder.

         11.05 Subject to the provisions of Article 22 and this Article 11, BTI may use the BTI Fibers, the Associated Property and the IRUs for any lawful telecommunications purpose. BTI agrees and acknowledges that it has no right to use any of the fibers, other than the BTI Fibers, included in the Cable or otherwise incorporated in the QWEST System, and that BTI shall keep any and all of the QWEST System, other than the IRU granted to BTI in the BTI Fibers and BTI's interest in Associated Property (provided BTI shall have provided QWEST a nondisturbance IRU Agreement substantially to the effect that any lienholder of such interest acknowledges QWEST's and other present or future participants' interests and rights in and to the Associated Property and agrees that the same shall not be diminished, disturbed, impaired or interfered with in any adverse respect by- such lienholder) free from any liens, rights or claims of any third party attributable to BTI.



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

         11.06 BTI and QWEST shall promptly notify each other of any matters pertaining to, or the occurrence (or impending occurrence) of, any event which would be reasonably likely to give rise to any damage or impending damage to or loss of the QWEST System that are known to such party.

         11.07 BTI shall not use the BTI Fibers in a way which physically interferes in any way with or adversely affects the use of the fibers or Cable of any other person using the QWEST System, it being expressly acknowledged that the QWEST System includes or will include other participants, including QWEST and other owners and holders of Dark Fiber IRUs or other interests and telecommunication system operations. QWEST shall not use any other fibers in the QWEST System in a way which physically interferes with or adversely affects the use of the BTI Fibers, and shall obtain a similar IRU Agreement from any person that acquires the right to use fibers in the QWEST System after the date hereof.

         11.08 BTI and QWEST each agree to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder by any governmental or regulatory agency or authority.

                                   ARTICLE 12.
                                 INDEMNIFICATION

         12.01 Subject to the provisions of Articles 13 and 18, QWEST hereby agrees to indemnify, defend, protect and hold harmless BTI and its employees, officers and directors, from and against, and assumes liability for:

                  (a) Any injury, loss or damage to any person (including BTI), tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of QWEST, its officers, employees, servants, affiliates, agents, contractors, licensees, invitees or vendors arising out of or in connection with a default (other than a default caused by a failure of BTI to perform or comply with its obligations hereunder) by QWEST in the performance of its obligations or breach of its representations under this IRU Agreement; and

                  (b) Any claims, liabilities or damages, including reasonable attorneys' fees and costs, arising out of any violation by QWEST of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with the performance of its obligations under this IRU Agreement.

         12.02 Subject to the provisions of Articles 13 and 18, BTI hereby agrees to indemnify, defend, protect and hold harmless QWEST, and its employees, officers and directors, from and against, and assumes liability for:

                  (a) Any injury, loss or damage to any person (including QWEST), tangible property or facilities of any person or entity (including reasonable attorneys' fees and costs) to the extent arising out of or resulting from the acts or omissions, negligent or otherwise, of BTI, its officers, employees, servants, affiliates, agents, contractors, licensees, invitees or vendors arising out of or in connection with a default (other than a default caused by a failure of QWEST to perform or comply with its obligations hereunder) by BTI in the performance of its obligations or breach of its representations under this IRU Agreement; and

                  (b) Any claims, liabilities or damages, including reasonable attorneys' fees and costs, arising out of any violation by BTI of any regulation, rule, statute or court order of any local, state or federal governmental agency, court or body in connection with its use of the IRUs and/o the BTI Fibers and Associated Property hereunder.

         12.03 The parties hereby expressly recognize and agree that each party's said obligation to indemnify, defend, protect and save the other harmless is not a material obligation to the continuing performance of the parties' other obligations, if any, hereunder. In the event that a party shall fail for any reason to so indemnify, defend, protect and save the other harmless, the injured party hereby expressly recognizes that its sole remedy in such event shall be to seek a remedy under Article 21 against the other party for its damages as a result of the other party's failure to indemnify, defend, protect and save harmless. The obligations of the parties under this Article 12 shall survive the expiration or termination of this IRU Agreement.

         12.04 Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages against any third party, including indirect, special or consequential damages, based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the BTI Fibers or the QWEST System, except as may be limited by Underlying Rights Requirements; provided, however, that each party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the other party to pursue any such action against such third party.

                                   ARTICLE 13.
                                    LIABILITY

         13.01 Notwithstanding any provision of this IRU Agreement to the contrary, neither party shall be liable to the other party for any special, incidental, indirect, punitive or consequential damages, whether foreseeable or not, arising out of, or in connection with such party's failure to perform its respective obligations or breach of its respective representations hereunder, including, but not limited to, damage or loss of property or equipment, loss of profits or revenue, cost of capital, cost of replacement services (whether arising out of transmission interruptions or problems, any interruption or degradation of service or otherwise), or claims of customers, in each case whether occasioned by any construction, reconstruction, relocation, repair or maintenance performed by, or failed to be performed by, the other party or any other cause whatsoever, including breach of contract, breach of warranty, negligence, or strict liability, all claims with respect to which such special, incidental, indirect, punitive or consequential damages are hereby specifically waived.

                                   ARTICLE 14.
                                    INSURANCE

         14.01 During the construction period with respect to any Segment, and until the Acceptance Date with respect thereto, QWEST shall procure and maintain in force the following insurance coverage from companies lawfully approved to do business in the state where the construction will be performed:

                  (a) not less than $5,000,000 combined single-limit liability insurance, on an occurrence basis, for personal injury and property damage, including, without limitation, injury or damage arising from the operation of vehicles or equipment and liability for completed operations;

                  (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per occurrence;

                  (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of vehicles or equipment, with limits of not less than $2,000,000 per occurrence; and

                  (d) any other insurance coverages required pursuant to QWEST's right of way IRU Agreements with railroads or other third parties.

         QWEST shall require its subcontractors who are engaged in connection with the construction of the QWEST System to maintain insurance in the types and amounts as would be obtained by a prudent person to provide adequate protection against loss. In all circumstances, QWEST shall require its subcontractors to carry a minimum of $1,000,000 in commercial general liability.

         14.02 Following the Acceptance Date with respect to each Segment, and throughout the remaining term of the IRU with respect to such Segment, each party shall procure and maintain in force, at its own expense:

                  (a) not less than $5,000,000 combined single limit liability insurance, on an occurrence basis, for personal injury and property damage, including, without limitation, injury or damage arising from the operation of vehicles or equipment and liability for completed operations;

                  (b) workers' compensation insurance in amounts required by applicable law and employers' liability insurance with a limit of at least $1,000,000 per occurrence;

                  (c) automobile liability insurance covering death or injury to any person or persons, or damage to property arising from the operation of vehicles or equipment, with limits of not less than $2,000,000 per occurrence; and

                  (d) any other insurance coverages specifically required of such party pursuant to QWEST's right of way IRU Agreements with railroads or other third parties.

         14.03 Both parties expressly acknowledge that a party shall be deemed to be in compliance with the provisions of this Article 14 if it maintains an approved self insurance program providing for a retention of up to $1,000,000. If either party provides any of the foregoing coverages on a claims-made basis, such policy or policies shall be for at least a three-year extended reporting or discovery period. Unless otherwise agreed, BTI's and QWEST's insurance policies shall be obtained with companies rated "A" or better by Best's Key Rating Guide and each party shall provide the other with an insurance certificate confirming compliance with this requirement for each policy providing such required coverage.

         14.04 In the event either party fails to obtain the required insurance and a claim is made or suffered, such party shall indemnify and hold harmless the other party from any and all claims for which the required insurance would have provided coverage. Further, in the event of any such failure which continues after seven (7) days' written notice thereof by the other party, such other party may, but shall not be obligated to, obtain such insurance and will have the right to be reimbursed for the cost of such insurance by the party failing to obtain such insurance.

         14.05 In the event coverage is denied or reimbursement of a properly presented claim is disputed by the carrier for insurance provided above, the party carrying such coverage shall make good-faith efforts to pursue such claim with its carrier.

         14.06 BTI and QWEST shall obtain from the insurance companies providing the coverages required by this IRU Agreement the permission of such insurers to allow BTI or QWEST to waive all rights of subrogation and BTI and QWEST do hereby waive all rights of said insurance companies to subrogation against the other, its parent corporation, affiliates, subsidiaries, assignees, officers, directors, and employees or any other party entitled to indemnity under this IRU Agreement.

                                   ARTICLE 15.
                 TAXES. FEES AND OTHER GOVERNMENTAL IMPOSITIONS

         15.01 The parties acknowledge and agree that it is their mutual objective and intent to (a) minimize, to the extent feasible, the aggregate Impositions payable with respect to the QWEST System and (b) share such Impositions according to their respective interests in the QWEST System, and that they will cooperate with each other and coordinate their mutual efforts to achieve such objectives in accordance with the provisions of this Article 15.

         15.02 QWEST shall be responsible for and shall timely pay any and all Impositions with respect to the construction or operation of the QWEST System which Impositions are (a) imposed or assessed prior to the Acceptance Date or
(b) imposed or assessed (regardless of the time) with respect to the QWEST System in exchange for the approval of construction in the original IRU Agreement which resulted in the granting of an interest in public property or a public right of way relating to the QWEST System. Notwithstanding the foregoing obligations, QWEST shall have the right to challenge any such Impositions so long as the challenge of such Impositions does not materially, adversely affect the title, rights or property to be delivered to BTI pursuant hereto.

         15.03 Except as to Impositions described in 15.02(b), following the Acceptance Date, QWEST shall timely pay any and all Impositions imposed upon or with respect to the QWEST System to the extent such Impositions may not feasibly be separately assessed or imposed upon or against the respective ownership interests of QWEST and BTI in the QWEST System; Provided upon receipt of a notice of any such Imposition, QWEST shall promptly notify BTI of such Imposition and following payment of such Imposition by QWEST, BTI shall promptly reimburse QWEST for its proportionate share of such Imposition, which share shall be determined (a) to the extent possible, based upon the manner and methodology used by the particular authority imposing such Impositions (e.g., on the cost of the relative property interests, historic or projected revenue derived therefrom, or any combination thereof) or (b) if the same cannot be so determined then based on the relative number of BTI Fibers in the affected portion of the QWEST System compared to the total number of fibers in the affected portion of the QWEST System during the relevant tax period. Any reimbursement made under this Section 15.03 shall be in an amount that, after deductions of all Impositions required to be paid by QWEST in respect of the receipt or accrual of such reimbursement and after consideration of any deduction to which QWEST may be entitled with respect to the payment or accrual of the Impositions which have been reimbursed, shall be equal to the amount otherwise required to be paid by QWEST hereunder.

         15.04 Notwithstanding any provision herein to the contrary, QWEST shall have the right to contest any Imposition described in Section 15.03, above (including by non-payment of such Imposition). The out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by QWEST in any such contest shall be shared by QWEST and BTI in the same proportion as to which the parties would have shared in such Impositions, as they were originally assessed. Any refunds or credits resulting from a contest brought pursuant to this Section
15.04 shall be divided between QWEST and BTI in the same proportion as to which such refunded or credited Impositions were borne by QWEST and BTI. In any such event, QWEST shall provide timely notice of such challenge to BTI.

         15.05 Except as to Impositions described in Section 15.02(b), following the Acceptance Date QWEST and BTI, respectively, shall be separately responsible for any and all Impositions (a) expressly or implicitly imposed upon, based upon, or otherwise measured by the gross receipts, gross income, net receipts or net income received by or accrued to such party due to its respective ownership or use of the QWEST System and/or the BTI Fibers, or (b) which have been separately assessed or imposed upon the respective ownership interest of such party in the QWEST System and/or the BTI Fibers. If the BTI Fibers are the only fibers located in the Cable from the point where the Cable leaves the QWEST System right of way to a BTI POP, BTI shall be solely responsible for any and all Impositions imposed on or with respect to such portion of the QWEST System.

         15.06 Notwithstanding any provision herein to the contrary, BTI shall have the right to protest by appropriate proceedings any Imposition described in
Section 15.05 above. In such event, BTI shall indemnify and hold QWEST harmless from any expense, legal action or cost, including reasonable attorneys' fees, resulting from BTI's exercise of its rights hereunder. In the event of any refund, rebate, reduction or abatement to BTI of any such Imposition imposed upon and/or paid by BTI, BTI shall be entitled to receive the entire benefit of such refund, rebate, reduction or abatement attributable to BTI's use of the QWEST System. In the event BTI has exhausted all its rights of appeal in protesting any Imposition and has failed to obtain the relief sought in such proceedings or appeals ("Finally Determined Taxes and Fees"), BTI and QWEST may jointly agree at a cost to be shared proportionately based on respective fiber count (with the consent and participation of the other Interest Holders in the affected portion of the QWEST System) to relocate a portion of the QWEST System so as to bypass the jurisdiction which had imposed or assessed such Finally Determined Taxes and Fees. If BTI and QWEST do not determine to relocate the affected portion of the QWEST System, BTI shall have the right to terminate its use of the BTI Fibers in the affected portion of the QWEST System. Such termination shall be effective on the date specified by BTI in a notice of termination, which date shall be at least ninety (90) days after the notice. Upon such termination, the IRU in the affected portion of the QWEST System shall immediately terminate, and the BTI Fibers in the affected portion of the QWEST System shall thereupon revert to QWEST without reimbursement of any of the IRU Fee or other payments previously made with respect thereto.

         15.07 Notwithstanding the provisions of Section 15.06, with respect to any Impositions relating to the QWEST System which are imposed upon both QWEST and BTI (or both of their respective interests therein), QWEST, at its option and at its own expense, shall have the right to direct and manage any such contest; subject, however, to reasonable and appropriate consultation with BTI which hereby agrees to cooperate with QWEST in any such contest. The right of QWEST to contest any Imposition pursuant to this Section 15.07 shall be contingent upon reasonable and appropriate assurances that any such contest will not adversely affect the title, property or rights of BTI hereunder or the title, property or right of QWEST in the QWEST System.

         15.08 QWEST and BTI agree to cooperate fully in the preparation of any returns or reports relating to the Impositions. QWEST and BTI further acknowledge and agree that the provisions of this Article 15 are intended to allocate the Impositions expected to be assessed against or imposed upon the parties with respect to the QWEST System based upon the procedures and methods of computation by which Impositions generally have been assessed and imposed to date, and that material changes in the procedures and methods of computation by which such assessments are assessed and imposed could significantly alter the fundamental economic assumptions underlying the transactions hereunder to the parties. Accordingly, the parties agree that, if in the future the procedures or methods of computation by which Impositions are assessed or imposed against the parties change materially from the procedures or methods of computation by which they are imposed as of the date hereof, (e.g., by the imposition or assessment of a right of way fee that is in substance a "tax" because it substantially exceeds the fair market value of the right of way rights) the parties will negotiate in good faith an amendment to the provisions of this Article 15 in order to preserve, to the extent reasonably possible, the economic intent and effect of this Article 15 as of the date hereof

                                   ARTICLE 16.
                                     NOTICE

         16.01 Unless otherwise provided herein, all notices and communications concerning this IRU Agreement shall be addressed to the other party as follows:

               If to QWEST:       QWEST Communications Corporation
                                  Attention: President
                                  555 Seventeenth Street
                                  Denver, Colorado  80202
                                  Telephone No.:      (303)291-1400

               with a copy to:    QWEST Communications Corporation
                                  Attention: Director - Contracts Administration
                                  555 Seventeenth Street
                                  Denver, Colorado  80202
                                  Telephone No.:      (303) 291-1400

               If to BTI:         BUSINESS TELECOM, INC.
                                  Attention: President
                                  4300 Six Forks Road
                       Raleigh, North Carolina 27609
                              Telephone No.:

               with a copy to:       BUSINESS TELECOM, INC.
                                     Attention: General Counsel
                                     4300 Six Forks Road
                       Raleigh, North Carolina 27609
                       Telephone No.: (919) 510-7006

or at such other address as either party may designated from time to time in writing to the other party.

         16.02 Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery service, or three (3) days after deposit in the mail when sent by U.S. mail.

                                   ARTICLE 17.
                                 CONFIDENTIALITY

         17.01 (a) QWEST and BTI hereby agree that if either party provides (or, prior to the execution hereof, has provided) confidential or proprietary information to the other party ("Proprietary Information"), such Proprietary Information shall be held in confidence, and the receiving party shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party.

                  (b) As used herein, Proprietary Information shall mean any and all technical or business information furnished, in whatever form or medium, or disclosed by QWEST to BTI including, but not limited to, product or service specifications, prototypes, computer programs, models, drawings, marketing plans, financial data, and personnel statistics.

                  (c) All Proprietary Information, unless otherwise specified in writing, shall remain the property of the disclosing party, shall be used by the receiving party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the disclosing party or destroyed after the receiving party's need for it has expired or upon the request of the disclosing party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purpose and intent of tins IRU Agreement, or as otherwise may be permitted in writing by the disclosing party.

         17.02 The foregoing provisions of Section 17.01 shall not apply to any Proprietary Information which (a) becomes publicly available other than through the recipient; (b) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (c) is independently developed by the disclosing party; (d) becomes available to the disclosing party without restriction from a third party; or (e) becomes relevant to the settlement of any dispute or enforcement of either party's rights under this IRU Agreement in accordance with the provisions of this IRU Agreement, in which case appropriate protective measures shall be taken to preserve the confidentiality of such Proprietary Information as fully as possible within the confines of such settlement or enforcement process. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause (b), the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure.

         17.03 Nothing herein shall be construed as granting any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by QWEST.

         17.04 Notwithstanding Sections 17.01 and 17.02 of this Article, either party may disclose Proprietary Information to its employees, agents, and legal, financial, and accounting advisors and provides (including its lenders and other financials) to the extent necessary or appropriate in connection with the negotiation and/or performance of this IRU Agreement or its obtaining of financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure.

         17.05 The provisions of this Article shall survive expiration or lamination of this IRU Agreement.

                                   ARTICLE 18.
                                     DEFAULT

         18.01 With respect to all payments required to be made by BTI hereunder, including, without limitation, payment of the IRU Fee and all other amounts payable by BTI hereunder, if BTI fails to make a payment by the date due and payable hereunder and after written notice and a right to cure for a period of thirty (30) days, from and after such date, (a) such unpaid amount shall bear interest until paid at a rate equal to the rate set forth in Article 2 and (b) if such payment is due with respect to a Segment on or prior to the Acceptance Date of such Segment, the Estimated Delivery Date for such Segment shall be extended by a number of days equal to the number of days that elapse from the date such payment is due until paid. In the event any amount or amounts due and payable hereunder remain unpaid for a period of thirty (30) days after expiration of the cure period set forth above, then QWEST may, in its sole and absolute discretion and in addition to its other rights and remedies hereunder, terminate any and all of its obligations hereunder with respect to any Segment or Segments as to which the Acceptance Date has not yet occurred or the grant of the IRU with respect to which has not yet become effective, and to apply any and all amounts previously paid by BTI hereunder with respect to such Segment or Segments toward the payment of any other amounts then or thereafter payable by BTI hereunder.

         With respect to all of its other obligations hereunder, if BTI fails to perform a nonpayment obligation and such failure shall continue for a period of thirty (30) days after QWEST shall have given BTI written notice of such failure, BTI shall be in default hereunder unless BTI shall have cured such failure or such failure is otherwise waived in writing by QWEST within such thirty (30) days; provided, however, that where such failure cannot reasonably be cured within such 30-day period, if BTI shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such failure shall be extended for such period of time as may be necessary to complete such cure; and provided further that if BTI certifies in good faith to QWEST in writing that a non-payment failure has been cured, such failure shall be deemed to be cured unless QWEST otherwise notifies BTI in writing within fifteen (15) days of receipt of such notice from BTI.

         BTI shall be in default hereunder (a) automatically upon the making by BTI or Parent of a general assignment for the benefit of its creditors, the filing by BTI or Parent of a voluntary petition in bankruptcy or the filing by BTI or Parent of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief; or (b) one hundred twenty (120) days after the filing of an involuntary petition in bankruptcy or other insolvency protection against BTI or Parent which is not dismissed within such one hundred twenty
(120) days.

         Except as otherwise provided in this Section 18.01, upon any default by BTI, after written notice thereof from QWEST, QWEST may (a) take such action as it determines, in its sole discretion, to be necessary to correct the default and, subject to Section 13.01, recover from BTI its reasonable costs incurred in correcting such default, and (b) pursue any legal remedies it may have under applicable law or principles of equity relating to such default, including specific performance.

         18.02 With respect to its obligation to complete the construction, installation and satisfactory Fiber Acceptance Testing by the Estimated Delivery Date for a particular Segment pursuant to Section 3.02, QWEST shall be in default under this Agreement if the Acceptance Date with respect to any Segment has not occurred within one hundred twenty (120) days after the Estimated Delivery Date (a "Delivery Default").
[                                   ].

         With respect to QWEST's other obligations hereunder, in the event that QWEST shall fail to perform an obligation and such failure shall continue for a period of thirty (30) days after BTI shall have given QWEST written notice of such failure, QWEST shall be in default hereunder unless QWEST shall have cured such failure or such failure is otherwise waived in writing by BTI within such thirty (30) days; provided however, that where such failure cannot reasonably be cured within such 30-day period, if QWEST shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such failure shall be extended for such period of time as may be necessary to complete such cure; and provided further, that if QWEST certifies in good faith to BTI in writing that failure has been cured, such failure shall be deemed to be cured unless BTI otherwise notifies QWEST in writing within fifteen (15) days of receipt of such notice from QWEST. QWEST shall be in default hereunder (a) automatically upon the making by QWEST of a general assignment for the benefit of its creditors, the filing by QWEST of a voluntary petition in bankruptcy or the filing by QWEST of any petition -or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief, or (b) one hundred twenty (120) days after the involuntary filing of a petition in bankruptcy or other insolvency protection against QWEST which is not dismissed within such 120-day period.

         Except as otherwise provided in this Section 18.02, upon any default by QWEST, after notice thereof from BTI, BTI may (a) take such action as it determines, in its sole discretion, to be necessary to correct the default, and, subject to Section 13.01, recover from QWEST its reasonable costs in correcting such default, and (b) pursue any legal remedies it may have under applicable law or principles of equity relating to such default including specific performance.

                                   ARTICLE 19.
                                   TERMINATION

         19.01 This IRU Agreement automatically shall terminate with respect to a Segment upon the expiration or termination of the Term of the IRU respecting such Segment pursuant to Article 6 or Section 18.02 hereof.

         19.02 Upon the expiration or termination of this IRU Agreement with respect to a Segment, the IRU in such Segment shall immediately terminate and all rights of BTI to use the QWEST System, the BTI Fibers, the Associated Property or any part thereof relating to such

Segment, shall cease and QWEST shall owe BTI no additional duties or consideration with respect to such Segment. Promptly thereupon, BTI shall remove all of BTI's electronics, equipment, and other BTI property from such Segment and any related QWEST facilities at its sole cost, under QWEST's supervision (which supervision shall be without cost to BTI.

         19.03 Notwithstanding the foregoing, no termination or expiration of this IRU Agreement shall affect the rights or obligations of any party hereto
(a) with respect to any then existing defaults or the obligation to make any payment hereunder for services rendered prior to the date of termination or expiration or (b) pursuant to Article 12, Article 13, Article 15 or Article 17 herein, which shall survive the expiration or termination hereof

                                   ARTICLE 20.
                                  FORCE MAJEURE

         20.01 Neither party shall be in default under this IRU Agreement if and to the extent that any failure or delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood, any failures, shortages or unavailability of fiber, Cable or other material, or other delay in delivery of such not resulting from the responsible party's failure to timely place orders therefor (it being expressly acknowledged that the Cable being acquired for and installed in the QWEST System and that will include the BTI Fibers must include higher fiber counts than necessary solely for the BTI Fibers in order to permit completion of the entire QWEST System); lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder, strikes or other labor disputes; failure of a third party to grant or recognize an Underlying Right (provided that QWEST has made timely and reasonable commercial efforts to obtain the same), or any other cause beyond the reasonable control of such party. The party claiming relief under this Article shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event, and the party claiming relief shall exercise reasonable commercial efforts to minimize the time of any such delay.

                                   ARTICLE 21.
                               DISPUTE RESOLUTION

         21.01 Except as provided in Sections 18.01 and 18.02, if the parties are unable to resolve any disagreement or dispute arising under or related to this IRU Agreement, including without limitation, the failure to agree upon any item requiring a mutual IRU Agreement of the parties hereunder, they shall resolve the disagreement or dispute by arbitration as prescribed in this Section. The Federal Arbitration Act, 9 U.S.C.
Sections 1-15, not state law, shall govern the arbitrability of all claims.

         21.02 A single arbitrator engaged in the practice of law who is knowledgeable about the subject matter of this IRU Agreement shall conduct the arbitration under the then current rules of the American Arbitration Association (the "AAA"). The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by the AAA. The arbitration shall be conducted in the regional AAA office in Denver, Colorado, and all expedited procedures prescribed by the AAA rules shall apply.

         21.03 There shall be no discovery other than the exchange of information which is provided to the arbitrator by the parties. The arbitrator shall have authority only to award compensatory damages and shall not have authority to award punitive damages, other noncompensatory damages or any other form of relief; the parties hereby waive all rights to any claims for relief other than compensatory damages. The arbitrators' fees and other costs of the arbitration shall be borne by the party against whom the award is rendered, except as the arbitrator may otherwise provide in a written opinion.

         21.04 If any party files a judicial or administrative action asserting claims subject to arbitration as prescribed herein, and another party successfully stays such action or compels arbitration of said claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay or compelling arbitration, including reasonable attorneys' fees.

                                   ARTICLE 22.
                       ASSIGNMENT AND DARK FIBER TRANSFERS

         22.01 Except as provided below, QWEST shall not assign, encumber or otherwise transfer this IRU Agreement or all or any portion of its rights or obligations hereunder to any other party without the prior written consent of BTI, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, and subject to the provisions of this Article, QWEST shall have the right, without BTI's consent, to (a) subcontract any of its construction or maintenance obligations hereunder, or (b) assign or otherwise transfer this IRU Agreement in whole or in part (1) as collateral to any institutional lender to QWEST (or institutional lender to any permitted transferee or assignee of QWEST) subject to the prior rights and obligations of the parties hereunder, (2)to any parent, subsidiary or affiliate of QWEST, (3)to any person, firm or corporation which shall control, be under the control of or be under common control with QWEST, or (4) any corporation or other entity into which QWEST may be merged or consolidated or which purchases all or substantially all of the stock or assets of QWEST; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this IRU Agreement, including without limitation, this Section 22.01 (except that any lender referred to in clause (b) (1) above shall not incur any obligations under this IRU Agreement nor shall it be restricted from exercising any right of enforcement or foreclosure with respect to any related security interest or lien, so long as the purchase in foreclosure is subject to the provisions of this IRU Agreement, including, without limitation, this Section 22.01); and provided further that promptly following any such assignment or transfer, QWEST shall give BTI written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, QWEST shall remain the sole point of contact with BTI. No permitted partial or complete assignment shall release or discharge QWEST from its duties and obligations hereunder.

         22.02 Except as provided in this Section 22.02 and the following
Section 22.03, BTI shall not assign, encumber or otherwise transfer this IRU Agreement or all or any portion of its rights or obligations hereunder to any other party without the prior written consent of QWEST, which consent will not be unreasonably withheld or delayed. Subject to the provisions of Section 22.03 (which provision shall be binding upon any permitted assignee or transferee hereunder), BTI shall have the right, without QWEST's consent, to assign or otherwise transfer this IRU Agreement in whole or in part (a) as collateral to any institutional lender to BTI (or institutional lender to any permitted transferee or assignee of BTI subject to the prior rights and obligations of the parties hereunder, (b) to any parent, subsidiary or affiliate of BTI, (c) to any person, firm or corporation which shall control, be under the control of or be under common control with BTI, or (d) any other corporation or other entity into which BTI may be merged or consolidated or which purchases all or substantially all of the stock or assets of BTI; provided that the assignee or transferee in any such circumstance shall continue to be subject to all of the provisions of this IRU Agreement, including without limitation this Section 22.02 and the following Section 22.03 (except that any lender referred to in clause (a) above shall not incur any obligations under this IRU Agreement, nor shall it be restricted from exercising any right of enforcement or foreclosure with respect to any related security interest or lien, so long as the purchaser in foreclosure is subject to the provisions of this IRU Agreement, including, without limitation, this Section 22.02 and the following Section 22.03); and provided further that in any of circumstances described in clauses (b), (c) or
(d) all of the payment obligations of BTI hereunder for the remainder of the Term shall be paid in full as a condition to such transfer or assignment; and Provided further that promptly following any such assignment or transfer, BTI shall give QWEST written notice identifying the assignee or transferee. In the event of any permitted partial assignment of any rights hereunder, BTI shall remain the sole party and point of contact with QWEST hereunder. No permitted partial or complete assignment shall release or discharge BTI from its duties and obligations hereunder.

         22.03 Notwithstanding the provisions of Article 11, except as expressly permitted in Section 22.02(a)-(d), inclusive, without the prior written consent of QWEST, which consent may be withheld in QWEST's sole discretion, until a period of [ ] years from the Acceptance Date shall have occurred with respect to any Segment delivered hereunder, BTI shall not sell, assign, lease, grant an IRU with respect to, exchange, encumber, or otherwise in any manner transfer or make available in any manner to any third party the ownership, right to use, or use of, or access in any manna to, any of BTI's rights in the whole and discrete BTI Fibers comprising such Segment as Dark Fibers (any of the foregoing, a "Restricted Transaction") (or engage in substantive discussions or negotiations with respect to a Restricted Transaction), or otherwise engage in a similar transaction with respect to any BTI Fibers comprising such Segment in a manner designed or intended to circumvent the foregoing limitations. Notwithstanding this restriction, BTI is permitted at any time during the [ ] years restricted period to exchange [ ] BTI Fibers on Segment 20B between [ ] in a transaction with a non-telecommunications entity or any entity which is not engaged in the resale of telecommunication services.

         22.04 This IRU Agreement and each of the parties, respective rights and obligations under this IRU Agreement, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.

                                   ARTICLE 23.
                 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS

         23.01 Each party represents and warrants that:

                  (a) it has the full right and authority to enter into, execute, deliver and perform its obligations under this IRU Agreement;

                  (b) this IRU Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

                  (c) its execution of and performance under this IRU Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body.

         23.02 QWEST represents and warrants that the Segments of the QWEST System that it constructs pursuant hereto shall be constructed substantially and in all material respects in accordance with the specifications set forth in Exhibit B hereto; Provided that BTI's sole rights and remedies with respect to any failure to so construct shall be:

                  (a) to inspect the construction, installation and splicing, and participate in the acceptance testing, of the BTI Fibers incorporated in each such Segment, during the course and at the time of the relevant construction, installation and testing periods for each Segment, as provided in Articles 3 and 4,

                  (b) if, during the course of such construction, installation and testing any material deviation from the specifications set forth in Exhibit B is discovered, the construction or installation of the affected portion of the Segment shall be repaired to such specification by QWEST at QWEST's sole cost and expense, and

                  (c) if, at any time prior to the date that is twelve (12) months after the Acceptance Date, BTI shall notify QWEST in writing of its discovery of a material deviation from the specifications set forth in Exhibit B with respect to any such Segment (which notice shall be given within thirty (30) days of such discovery) the construction or installation of the affected portion of such Segment shall be repaired to such specification by QWEST at QWEST's sole cost and expense. For purposes hereof, "material deviation" means a deviation which is reasonably likely to have a material adverse affect on the operation or performance of the BTI Fibers affected thereby.

         23.03 EXCEPT AS SET FORTH 1N THE FOREGOING PARAGRAPH 23.02, QWEST MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE

BTI FIBERS OR THE SEGMENTS DELIVERABLE HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE, AND ALL SUCH WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

         23.04 The parties acknowledge and agree that on and after the relevant Acceptance Date BTI's sole rights and remedies with respect to any defect in or failure of the BTI Fibers to perform in accordance with the applicable vendor's or manufacturer's specifications with respect to the BTI Fibers shall be limited to the particular vendor's or manufacturer's warranty with respect thereto, which warranty, to the extent permitted by the terms thereof, shall be assigned to BTI upon its request. In the event any maintenance or repairs to the QWEST System are required as a result of a breach of any warranty made by any manufacturers, contractors or vendors, unless BTI shall elect to pursue such remedies itself, QWEST shall pursue all remedies against such manufacturers, contractors or vendors on behalf of BTI, and QWEST shall reimburse BTI's costs for any maintenance BTI has incurred as a result of any such breach of warranty to the extent the manufacturer, contractor or vendor has paid such costs.

                                   ARTICLE 24.
                                     GENERAL

         24.01 Waiver. The failure of either party hereto to enforce any of the provisions of this IRU Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

         24.02 Governing Law. This IRU Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without reference to its choice of law principles. Any litigation based hereon, or arising out of or in connection with a default by either party in the performance of its obligations hereunder, shall be brought and maintained exclusively in the courts of the State of Colorado or in the United States District Court in Denver, Colorado, and each party hereby irrevocable submits to the jurisdiction of such courts for the purpose of any such litigation and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation.

         24.03 Rules of Construction. The captions or headings in this IRU Agreement are strictly for convenience and shall not be considered in interpreting this IRU Agreement or as amplifying or limiting any of its content. Words in this IRU Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

                  (a) Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

                  (b) Except as set forth to the contrary herein, any right or remedy of BTI or QWEST shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

                  (c) This IRU Agreement has been fully negotiated between and jointly drafted by the parties.

                  (d) All actions, activities, consents, approvals and other undertakings of the parties in this IRU Agreement shall be performed in a reasonable and timely manner. Except as specifically set forth herein, for the purpose of this IRU Agreement the standards and practices of performance within the telecommunications industry in the relevant market shall be the measure of a party's performance.

         24.04 Entire IRU Agreement. This IRU Agreement constitutes the entire and final IRU Agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior IRU Agreements relating to the subject matter hereof, which are of no further force or effect. The Exhibits referred to herein are integral parts hereof and are hereby made a part of this IRU Agreement. To the extent that any of the provisions of any Exhibit hereto are inconsistent with the express terms of this IRU Agreement, the terms of this IRU Agreement shall prevail. This IRU Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party and delivered to the party relying on the writing.

         24.05 No Personal Liability. Each action or claim against any party arising under or relating to this IRU Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this IRU Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

         24.06 Relationship of the Parties. The relationship between BTI and QWEST shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this IRU Agreement shall be deemed to constitute a partnership or agency IRU Agreement between them for any purposes, including, but not limited to federal income tax purposes. BTI and QWEST, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk subject, however, to the terms and conditions hereof.

         24.07 Severability. If any term, covenant or condition contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this IRU Agreement, the remainder of this IRU Agreement shall not be affected thereby, and each term, covenant or condition of this IRU Agreement shall be valid and enforceable to the fullest extent permitted by law.

         24.08 Counterparts. This IRU Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         In confirmation of their consent and agreement to the terms and conditions contained in this IRU Agreement and intending to be legally bound hereby, the parties have executed this IRU Agreement as of the date first above written.
                   QWEST COMMUNICATIONS CORPORATION, a Delaware corporation



                   By: _____________________________________________________
                   Name:____________________________________________________
                   Title:___________________________________________________




                   BUSINESS TELECOM, INC., a North Carolina corporation



                   By: _____________________________________________________
                   Name:____________________________________________________
                   Title:___________________________________________________


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


                                GLOSSARY OF TERMS

         The following terms shall have the stated definitions in this IRU Agreement.

                  (a) "Acceptance Date" has the meaning ascribed to it in
Section 4.02.

                  (b) "Aerial Construction" shall mean the attachment of the Cable to bridges, overpasses or similar structures.

                  (c) "Cable" when used herein as defined term means the fiber optic cable and the fibers contained therein, and associated splicing connections, splice boxes, and vaults to be installed by QWEST as part of the QWEST System. When not a defined term, cable shall mean the fiber optic cable and the fibers contained therein.

                  (d) "Civil Construction" when used herein shall mean the construction of regeneration facilities, buildings and similar structures as part of the construction of the Qwest System.

                  (e) "Costs" when used herein as a defined term means actual, direct costs paid or payable in accordance with the established accounting procedures generally used by QWEST and which it utilizes in billing third parties for reimbursable projects which costs shall include, without limitation, the following: (1) internal labor costs, including wages and salaries, and benefits and overhead allocable to such labor costs (with the overhead allocation percentage equal to thirty percent (30%)), and (2) other direct costs and out-of-pocket expenses on a pass-through basis (e.g., equipment, materials, supplies, contract services, etc.).

                  (f) "Dark Fiber" means fiber provided without electronics or optronics, and which is not "lit" or activated; provided that such fiber may be used in any manner and for any purpose permitted under Article 11.

                  (g) "Estimated Delivery Date" means, with respect to each Segment of the QWEST System to be delivered hereunder, the date set forth in
Section 1.02 hereto with respect to such Segment, as any such date may be extended for and during (1) the period of any delay described in Article 20 and/or (2) the period of any payment default pursuant to Section 18.01 with respect to any Segment.

                  (h) "Impositions" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, franchise, license and permit fees), together with any penalties, fines or interest thereon arising out of the transactions contemplated by this IRU Agreement and/or imposed upon the QWEST System by any federal, state or local government or other public taxing authority.

                  (i) "Indefeasible Right of Use" or "IRU" means (1) an exclusive, indefeasible right of use, for the purposes described herein, in the BTI Fibers,-as granted in Article 2, and (2) an associated non-exclusive, indefeasible right of use, for the purposes described herein, in the Associated Property, provided that the IRUs granted hereunder do not provide BTI with any ownership interest in or other rights to physical access to, control of, modification of, encumbrance in any manner of, or other use of the QWEST System except as expressly set forth herein.

                  (j) "Minimum Period" is as defined in Section 6.02.

                  (k) "POP" means the BTI point of presence at locations along the QWEST System route.

                  (l) "PSWP" means Planned System Work Period, which is a prearranged period of time reserved for performing certain work on the QWEST System that may potentially impact traffic. Generally, this will be restricted to weekends, avoiding the first and last weekend of each month and high-traffic weekends. The PSWP shall be agreed upon pursuant to Exhibit G.

                  (m)      "Term" is as defined in Section 6.01.

                  (n) "Underlying Rights" are as defined in Section 10.01.

                  (o) "Underlying Rights Requirements" are defined in Section 11.01.

                  (p) When used herein in connection with a covenant of a party to this IRU Agreement "reasonable commercial efforts" shall not obligate such party, unless otherwise specifically required by the operative covenant, to make unreimbursed expenditures (other than costs or expenditures that would have been required of such party in the absence of the requirements of such covenant) that are material in amount, in light of the circumstances to which the requirement to use reasonable commercial efforts applies.




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